Exhibit 4.1

AEGION CORPORATION

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The Class A common shares, par value one cent ($0.01) per share, of Aegion Corporation, a Delaware corporation (the “Company,” or “us”), are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and are listed on The Nasdaq Global Select Market under the symbol “AEGN.” All of the outstanding Class A common shares are fully paid and not liable for further call or assessment.

     The following summary describes certain of the material provisions of our Class A common shares, but does not purport to be complete and is subject to and qualified in its entirety by the Delaware General Corporation Law, the Company’s Certificate of Incorporation filed as Exhibit 3.1 to the Company’s Form 8-K12B filed October 26, 2011, as supplemented by the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock filed as Exhibit 3.3 to the Company’s Form 8-K12B filed October 26, 2011, and as corrected by the Certificate of Correction of the Certificate of Incorporation filed as Exhibit 3.2 to the Company’s Form 10-K for the year ended December 31, 2013 (the “Certificate of Incorporation”), and the Company’s Amended and Restated By-Laws filed as Exhibit 3.1 to the Company’s Form 8-K filed August 4, 2015 (the “Amended and Restated By-Laws”).

Voting Rights

Holders of our Class A common shares are entitled to one vote per share on all matters to be voted upon by the stockholders. Our Class A common shares do not have cumulative voting rights. Except as otherwise provided by law or the Certificate of Incorporation, every matter other than the election of directors to be decided by stockholders is decided by a vote of the majority of the shares cast, ignoring abstentions and broker-non votes. The election of directors shall be by majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” or “withheld” with respect to such nominee) with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that nominee’s election; provided that at a meeting for the election of directors at which there are more nominees than available directorships, directors shall be elected by a plurality of the votes cast on the election of directors.

Dividend and Liquidation Rights

Holders of our Class A common shares are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividend payments, and to share ratably in our assets legally available for distribution to our stockholders in the event of liquidation or dissolution. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences that could adversely affect the rights of the holders of our Class A common shares.

Other Rights

Our Class A common shares have no preemptive rights and no subscription or redemption privileges. Our Class A common shares are not subject to any redemption or sinking fund provisions.

Delaware Law and Certain Provisions of the Certificate of Incorporation and Amended and Restated By-Laws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a manner prescribed in the statute. An “interested stockholder” is a person who, together with affiliates and associates, owns (or owned within the prior three years) 15% or more of the corporation’s voting stock.

Our Board of Directors may issue preferred stock without stockholder approval, and with preferences, voting and conversion rights that could adversely affect the distribution rights and voting power of holders of our Class A common shares. The authority possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest, consent or otherwise by making such attempts more difficult to achieve or more costly.